Exhibit 10.2
AMENDMENT TO
STRATEGIC ALLIANCE AGREEMENT
     This Amendment (“Amendment”) to the Strategic Alliance Agreement dated on or about July 22, 2005 as amended from time to time (the “Strategic Alliance Agreement”) and, where indicated, to any one or all of the Strategic Agreements (defined below), is made as of October 7, 2009 (the “Effective Date of the Amendment”) by and among Quest Diagnostics Incorporated, a Delaware corporation (“Quest Diagnostics”) and Vermillion, Inc., a Delaware corporation (“Vermillion”).
RECITALS
     A. On March 30, 2009, Vermillion filed a voluntary petition for relief, thereby commencing case no. 09-11091 (CSS) (the “Case”) pursuant to Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as in effect for purposes of the Case, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware and has continued in possession of its assets and in the management of its business as a debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.
     B. Vermillion has requested that Quest Diagnostics provide a senior secured super priority term loan facility of up to $1,500,000 (one million five hundred thousand dollars) (the “Facility”) on the terms and conditions set forth in the Loan Agreement (defined below) for Vermillion’s general working capital and corporate purposes.
     C. Quest Diagnostics has agreed to enter into the Loan Agreement provided that Vermillion assumes the Strategic Agreements (defined below) pursuant to the terms of this Amendment.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
     1. Vermillion, Inc. Throughout the Strategic Alliance Agreement and the Alliance Agreements the term “Ciphergen” is hereby replaced with the term “Vermillion.”
     2. Defined Term. Schedule A of the Strategic Alliance Agreement is hereby amended to:
          (i) include the following defined term: “Loan Agreement” means that certain Debtor-In-Possession Credit and Security Agreement by and between Vermillion and Quest Diagnostics and dated October 7, 2009.”; and
          (ii) delete and replace in its entirety the current definition of “Agreement” with the following definition: “Agreement” means the Strategic Alliance Agreement as defined in and as amended pursuant to that certain Amendment to Strategic Alliance Agreement made as of October 7, 2009.”
     3. Base Term. Section 2.7 of the Strategic Alliance Agreement is hereby deleted and replaced in its entirety with the following provision:
“2.7	Base Term. As used in this Agreement, “Base Term” means the period beginning on the Effective Date and ending on the earliest of:
(a) the date that is three (3) years after the Effective Date of the Amendment; or
(b) the date Quest Diagnostics has Commercially Launched three (3) Licensed Laboratory Tests under this Agreement.
Notwithstanding the foregoing, the Parties shall continue activities after the Base Term with respect to the development of a Licensed Laboratory Test and Test Kit to the extent that a Plan has been accepted by Quest Diagnostics pursuant to Section 4.3 during the Base Term but development activities have not been completed during the Base Term for a Licensed Laboratory Test and/or a Test Kit with respect to such Plan. This obligation shall expire two (2) years after the end of the Base Term.”
     4. Development of Test Kits. Article 7 of the Strategic Alliance Agreement is hereby amended as follows:
          (i) Section 7.1 of the Strategic Alliance Agreement is hereby amended by deleting the word “Following” at the beginning of the very first sentence following the heading, “Ciphergen to Develop the Test Kits.” and replacing it in its entirety with the phrase, “Subject to Section 7.3 hereof, following”
          (ii) Section 7.2 of the Strategic Alliance Agreement is hereby amended by deleting the word “The” at the beginning of the very first sentence following the heading “Roles of the Parties.” and replacing it in its entirety with the phrase, “Subject to Section 7.3 hereof, the”
          (iii) adding the following new Section 7.3 at the very end of Article 7 of the Strategic Alliance Agreement:
“7.3	Quest Diagnostics’ Step In Rights and Role with respect to Regulatory Authorities and Commercialization Activities. Notwithstanding anything to the contrary in any of the Strategic Agreements (defined below) and without limiting any other of the parties’ respective rights and remedies under the Strategic Agreements, in equity or law, in the event of:
     (a) an “Event of Default” by Vermillion under and as such term is defined in the Loan Agreement,

     (b) Quest Diagnostics determining, at its reasonable discretion and with at least 24 (twenty four) hours notice to Vermillion and the Creditors’ Committee in Vermillion’s bankruptcy, that Vermillion is unable to effectively carry out actions necessary or appropriate in pursuit and/or maintenance of FDA clearance obligations under any of the Strategic Agreements or under any other agreement or understanding by and between Quest Diagnostics and Vermillion and/or,
     (c) Quest Diagnostics determining at its reasonable discretion and at least twenty four (24) hours notice to Vermillion and the Creditor’s Committee in Vermillion’s bankruptcy, that the commercial viability or salability of any of the products contemplated under the Strategic Agreements may be impaired in any way, as evidenced by way of examples only, but not necessarily limited to, the issuance of an FDA inquiry, “un-titled letter” that results in a warning letter, or warning letter, any failure or uncured deficiencies in response to any audits, “483” notices, recalls, market withdrawals, injunctions, seizures, safety alerts, other warnings, and/or any other deficiencies with respect to quality systems, recurrent back order deficiencies, product recalls, labeling requirements or otherwise,
Vermillion shall assign and/or transfer to Quest Diagnostics such FDA clearance or standing as registrant, petitioner, applicant and/or other similar status as Vermillion may have or obtain or which may be otherwise available to Vermillion and/or Quest Diagnostics for the OVA-1 test and/or for any other ongoing or future tests in connection with any prior, current or future elections under the Strategic Agreements. Effective immediately upon the occurrence of any one or a combinations of events set forth in clauses (a), (b) or (c) of this Section 7.3 (referred to herein as a “Step In Event”), Vermillion hereby grants Quest Diagnostics with step-in rights and hereby permits Quest Diagnostics to perform or have a third party perform any and all obligations of Vermillion under the Strategic Agreements relevant to the Step In Event that has occurred, including without limitation any activities related to manufacturing, obtaining and maintaining FDA clearance/approval for the applicable Test Kit or in filing or maintaining applicable intellectual property. In addition, effective immediately upon a Step-In Event, Vermillion shall duly execute and deliver, or cause to be duly executed and delivered such further instruments and do and cause to be done such further acts and things, including without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as Quest Diagnostics may at any time and from time to time reasonably request in order to effectuate the purpose of this Section 7.3 and any and all allocations of applicable rights, responsibilities, and restrictions under the Strategic Agreements, including without limitation Sections 7.1, 7.2, 8.1, and 9.4 of the Strategic Alliance Agreement, shall, at Quest Diagnostics’ reasonable discretion and upon at least forty eight (48) hours notice to Vermillion and the Creditor’s Committee in the Vermillion bankruptcy, become subject to this Section 7.3. In connection with the foregoing, Vermillion hereby irrevocably makes, constitutes, and appoints Quest Diagnostics (and any agents designated by Quest Diagnostics) as Vermillion’s true and lawful attorney, with power to: at any time that a Step In Event has occurred and is continuing, if Vermillion refuses to, or fails timely to execute and deliver any of the necessary or appropriate documents, cause to be assigned and/or transferred to Quest Diagnostics Vermillion’s clearance or standing as registrant, petitioner and/or applicant and/or other similar status as Vermillion may obtain from the FDA for (x) the OVA-1 test and/or (y) any other ongoing or future tests in connection with any prior, current or future elections under the Strategic Agreements, as may be applicable with respect to the respective Step-In Event and Quest Diagnostics exercise of its respective rights hereunder in connection with such test.
Notwithstanding the foregoing, nothing in this Section 7.3 shall be construed as: (a) granting Quest Diagnostics any ownership rights in Vermillion’s intellectual property not otherwise already granted under the terms of any or all of the Strategic Agreements; or (b) limiting Vermillion’s right to receive payments or royalties otherwise due pursuant and subject to the terms and conditions of the Strategic Agreements to Vermillion by Quest Diagnostics or any third party.
     5. Commercialization of Licensed Laboratory Test Components and Test Kits. Section 8.1 of the Strategic Alliance Agreement is hereby amended by deleting the word “As” at the beginning of the very first sentence following the heading, “Restrictions.” and replacing it in its entirety with the phrase, “Subject to Section 7.3 hereof, as”
     6. Supply Agreement. Section 9.4 of the Strategic Alliance Agreement is hereby amended by deleting the phrase, “Except as set forth in Section 9.7,” at the very beginning of the last sentence of Section 9.4 and replacing it in its entirety with the phrase, “Except as set forth in Sections 7.3 and 9.7,”
     7. Breach of Strategic Documents. Section 15.3 of the Strategic Alliance Agreement is hereby deleted and replaced in its entirety with the following provision:
“15.3	Breach of Strategic Agreements. If either Party materially violates, breaches or fails to perform any term or covenant under any of the Strategic Agreements and fails to cure such material breach pursuant to the terms of the respective Strategic Agreement, the non-breaching Party may treat such material violation, breach or failure to perform as a breach of this Agreement within the meaning of Section 15.2 hereof. The foregoing shall not expand or limit any remedies the non-breaching Party is entitled to under the respective Strategic Agreement.”
     8. Entire Agreement. Section 16.9 of the Strategic Alliance Agreement is hereby deleted and replaced in its entirety with the following provision:
“16.9	Entire Agreement; Amendment. This Agreement and all Schedules attached hereto, as amended as of the date hereof, including without limitation pursuant to this Amendment, together with the Stock Purchase Agreement, the Warrant issued pursuant to the Stock Purchase Agreement, the Observer Rights Agreement, the Credit Agreement, as modified pursuant to newly added Section 16.19 under the Amendment, the Security Agreement and any Supply Agreement and technology escrow agreement entered into in accordance with Article 9 hereof, each as may have been amended from time to time, (collectively, the “Alliance Agreements”), and the Loan Agreement contain the entire agreement of the

Parties relating to the subject matter hereof and supersede any and all prior agreements, written or oral, between the Parties relating to the subject matter of this Agreement, including without limitation the Prior NDA and that certain Option Agreement between the Parties effective as of June 30, 2005. This Agreement may not be amended unless agreed to in writing by both Parties. The Strategic Alliance Agreement, this Amendment, the Alliance Agreements and the Loan Agreement are collectively referred to as the “Strategic Agreements.” Capitalized terms not otherwise defined herein shall have the meaning set forth in the Strategic Alliance Agreement.”
     9. Express Assumption of the Strategic Agreements. The following Section 16.19 is hereby added to the Strategic Alliance Agreement:
“16.19	Express Assumption of the Strategic Agreements; Pre Petition Debt under the Credit Agreement. For purposes of this Section 16.19, Quest Diagnostics hereby confirms and agrees that as of the date hereof no defaults or material breaches exist with respect to any of the Assumed Agreements or to the extent of any defaults or material breaches, all such defaults and material breaches are hereby waived; provided, however, that nothing herein shall be deemed a waiver of Quest Diagnostics’ right to assert any default or material breach or cure with respect to the Assumed Agreements occurring hereafter.
(a) Assumption of Obligations. Vermillion hereby confirms and agrees that no waiver by Quest Diagnostics of any default of any terms of any of the Strategic Agreements shall (x) be deemed or construed as a waiver or relinquishment for the future of any such term, provision, condition or option or the waiver or relinquishment of any other term, provision, condition or option or (y) prevent Quest Diagnostics from requesting adequate assurance of future performance in connection with the Assumed Agreements (as hereinafter defined). Vermillion further understands and agrees that in the event the Loan Agreement and/or the respective Facility there under is terminated for any reason, including without limitation, the payment of all obligations there under, the Strategic Alliance Agreement, this Amendment, and the other Alliance Agreements, with the exception of the Credit Agreement and Security Agreement, shall remain fully and unequivocally assumed and in full force and effect pursuant to Section 365 of Title 11 of the United States Code (such assumed agreements, the “Assumed Agreements”). Vermillion further understands and acknowledges that other than the modifications specifically set forth herein, the Assumed Agreements will reincorporate all of the remaining rights and obligations there under, and under current, pre-bankruptcy and ongoing tests and elections exercised there under, which rights and obligations shall remain in full force and effect. All such rights and obligations there under shall be assumed, together with the assumption of this Amendment pursuant to Section 365 of Title 11 of the United States Code, including without limitation, to the full extent originally anticipated under Section 16.18 of the Strategic Alliance Agreement except as modified pursuant to the terms herein, and shall constitute binding and enforceable obligations of Vermillion during its bankruptcy case and upon its emergence, conversion or dismissal from bankruptcy.

(b) Pre Petition Debt Under the Credit Agreement. Vermillion acknowledges and agrees that upon the filing of the Case by Vermillion all amounts due under the Credit Agreement became immediately due and payable to Quest Diagnostics. Vermillion and Quest Diagnostics hereby agree and acknowledge that as of the date hereof the total principal amount due to Quest Diagnostics based on the Credit Agreement is $10,000,000 (such principal amount together with any and all accrued and outstanding interest thereon collectively referred to herein as the “Pre Petition Debt”). Without limiting any of its rights in law or equity, Quest Diagnostics hereby agrees to extend the payment term with respect to the Pre Petition Debt as follows:
(i) Pre Petition Debt to be Forgiven Upon Achievement of Milestones; Repayment of Principal and Interest. Provided that no material breach under any of the Strategic Agreements (other than the Loan Agreement) by Vermillion has occurred and is continuing, or any event of default which qualifies as an “Event of Default” under either the Credit Agreement or the Loan Agreement, which breach or event of default has occurred and is continuing, the Pre Petition Debt shall be forgiven to the extent that Vermillion achieves certain milestones set forth on Schedule B of the Credit Agreement with respect to three Plans presented pursuant to the Strategic Alliance Agreement. In the event Vermillion fails to achieve certain milestones as set forth on Schedule B of the Credit Agreement, the principal amount outstanding related to each milestone not achieved shall be due and payable to Quest Diagnostics in one lump sum on the third anniversary of the Effective Date of the Amendment (the “Extended Term”), and notwithstanding anything to the contrary in the Credit Agreement, the term of the Credit Agreement shall be the Extended Term; provided that, as currently set forth in Section 7 of the Credit Agreement, the termination of the Credit Agreement shall not affect Vermillion’s obligation of repayment pursuant to Section 1.5 of the Credit Agreement, as modified herein, and until all outstanding principal, interest and late fees have been repaid, Quest Diagnostics’ rights under Section 4 of the Credit Agreement. Vermillion understands and agrees that Quest Diagnostics is extending the term of the Pre Petition Debt on the basis that except to the extent the Loan (as defined under the Credit Agreement) is forgiven pursuant to Schedule B of the Credit Agreement, Vermillion is to continue to pay (subject to the immediately succeeding proviso) to Quest Diagnostics, on a monthly basis and at such time as any principal is prepaid or paid at maturity, all accrued and unpaid interest on the Loan (as defined under the Credit Agreement), including all interest accrued during the pendency of the Case, all pursuant to the terms of the Credit Agreement and Schedule B attached thereto, including without limitation, with respect to use of proceeds, timing of payments, events of default, interest and late payment penalties set forth therein; provided, however, that payment of any such amounts shall not be required to be made during the pendency of the Case. For purposes of clarification, Vermillion further acknowledges and agrees, in consideration of Quest Diagnostics’ forgiveness of Pre Petition Debt strictly pursuant to the terms of this Section

16.19(b)(i), to reaffirm its covenants and obligations to Quest Diagnostics under the respective Security Agreement and Credit Agreement, with the sole modification being that modification to Section 1.5.2 of the Credit Agreement solely as contemplated under this Section 16.19(b)(i), such modification to be effective upon curing any Events of Default (as defined in the Credit Agreement) thereunder.”
     10. Governing Law. This Amendment will be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts to be executed and performed in that state and without regard to the 1980 Convention on the International Sale of Goods. Each of the Parties hereby expressly submits to the personal jurisdiction of any court of competent jurisdiction in California, Delaware, New York or New Jersey with respect to any matter arising out of or in connection with this Amendment.
     11. References. Notwithstanding anything to the contrary herein, any and all references to the Strategic Alliance Agreement in any of the Strategic Agreements which are not strictly and solely historical references to the actual Strategic Alliance Agreement entered into on or about July 22, 2005, shall refer to the Strategic Alliance Agreement as defined in and as amended pursuant to this Amendment.
     12. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executive this Amendment to be effective as of the Effective Date of the Amendment set forth above.

Quest Diagnostics Incorporated, A Delaware corporation
By:	/s/ Dermot Shorten
	Name:	Dermot Shorten
	Its:	VP, Office of the Chairman

Vermillion, Inc., A Delaware corporation
By:	/s/ Gail S. Page
	Name:	Gail S. Page
	Its:	Executive Director